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                                                                    EXHIBIT 12.2
                           EAGLE FAMILY FOODS, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                        (THOUSANDS EXCEPT RATIO AMOUNTS)

                                                                PRO-FORMA
                                                           DECEMBER 31, 1997 (a)
                                                           ---------------------
ADJUSTED EARNINGS
-----------------
Income before income taxes                                       $ 6,369

Portion of rent ($110 in 1997) representative of interest             37

Interest on indebtedness                                          25,959
                                                                 -------
        Total earnings as adjusted                               $32,365
                                                                 =======

FIXED CHARGES
-------------
Portion of rent representative of interest                       $    37

Interest on indebtedness                                          25,959
                                                                 -------

        Total fixed charges                                      $25,996
                                                                 -------

Ratio of earnings to fixed charges                                  1.2x
                                                                 -------

(a) As earnings for the sixty-four day period ended March 28, 1998 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $36 million.